Exhibit (a)(8)

        LEX-WIN HAS INCREASED ITS OFFER PRICE TO $9.30 PER SHARE
AND THE NUMBER OF SHARES IT IS SEEKING TO 45,000,000

Supplement No. 1 to Offer to Purchase for Cash
Up to
45,000,000 Shares of Common Stock
of
Wells Real Estate Investment Trust, Inc.
at
$9.30 Net Per Share
by
Lex-Win Acquisition LLC

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON WEDNESDAY, JUNE 27, 2007 UNLESS THE OFFER IS EXTENDED (the "Expiration Date").

        On May 25, 2007, Lex-Win Acquisition LLC ("we" or "Lex-Win") offered to purchase up to 25,000,000 of the outstanding shares of common stock, par value $0.01 per share, in Wells Real Estate Investment Trust, Inc., a Maryland corporation (the "Company") for a purchase price of $9.00 per share upon the terms and subject to the conditions set forth in our Offer to Purchase dated May 25, 2007 and in the related Letter of Transmittal. Capitalized terms used in this Supplement No. 1 that are not defined shall have the meaning given to such term in our Offer to Purchase.

        The purpose of this Supplement No. 1 is to advise holders of shares that our Offer has been enhanced as follows:

  •
  The offer price has been increased to $9.30 per share. This increased price will NOT be reduced by any dividends declared or paid by the Company from and after the date hereof (including the recently declared $0.1467 per Share dividend) other than special dividends attributable to proceeds from capital transactions (sales, financings, casualties or condemnations).

  •
  The maximum number of shares Lex-Win is seeking to acquire has been increased to 45,000,000 representing 9.3% of the outstanding shares.

  •
  VII Wells Holdings, L.L.C. ("VII Wells"), an entity controlled by Starwood Capital Group Global, L.L.C. ("Starwood"), has been admitted as a member of Lex-Win.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at (800) 322-2885.

        In connection with the amendments to our Offer, please be advised that:

  •
  If 45,000,000 shares are purchased in the Offer, the aggregate purchase price for the shares will be $418,500,000. We have adequate funds available to us to pay tendering stockholders for shares tendered, and the purchase of such shares is not conditioned on our obtaining any financing.

  •
  If stockholders tender more than 45,000,000 shares, we will accept 45,000,000 shares for payment on a pro-rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered and not withdrawn by the expiration date by each stockholder. If we prorate, the shares which are not accepted for purchase will be returned to you. For more information regarding proration, see Section 1 of our Offer to Purchase.

  •
  As a result of the admission of VII Wells, Lex-Win is indirectly owned and controlled by Lexington Realty Trust, a Maryland statutory real estate investment trust, Winthrop Realty Trust, an Ohio business trust, and Starwood. Starwood is a privately held global investment management firm that specializes in real estate-related investments on behalf of select private and institutional investor partners.

  •
  Lex-Win's management committee consists of one person appointed by each of Lexington, Winthrop and VII Wells. The members of our management committee are T. Wilson Eglin, Michael L. Ashner and Jeffrey Laliberte. Accordingly, Schedule I to the Offer to Purchase is replaced by Schedule I attached to this Supplement No. 1.

  •
  We do not believe that if we are successful in acquiring all 45,000,000 shares we are seeking in our offer that it would have a material effect on a market for the shares, if there were one.

  •
  Section 8 of our Offer to Purchase is amended to read as set forth on Exhibit A to this Supplement No. 1

        Holders of shares should note that the Offer to Purchase and Letter of Transmittal were first mailed on or about June 8, 2007.

IMPORTANT

        Any stockholder desiring to tender all or any portion of that stockholder's shares should either (1) complete and sign the letter of transmittal in accordance with the instructions to the letter of transmittal and have that stockholder's signature thereon guaranteed, mail or deliver the letter of transmittal together with any other required documents to Mellon Investor Services LLC (the "Depositary") or (2) request that stockholder's broker, dealer, bank, trust company or other stockholder nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

        Questions and requests for assistance or for additional copies of this Supplement No. 1 to the Offer to Purchase, the Offer to Purchase, the letter of transmittal and other required documents may be directed to MacKenzie Partners, Inc., information agent, at the address and telephone number set forth on the back cover of this Supplement No. 1 to the Offer to Purchase.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF LEX-WIN OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet website (www.sec.gov), and may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C.

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20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

        Lex-Win has filed with the Commission a Tender Offer Statement on Schedule TO, as amended, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

June 12, 2007

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Exhibit A

        As a result of VII Wells being admitted as a member of Lex-Win, Section 8 of our Offer to Purchase is amended to read as follows:

  Section 8. Information Concerning Lex-Win and Its Affiliates

        Lex-Win. We are a Delaware limited liability company organized for the purpose of acquiring shares. We are owned by Lexington whose common shares are listed for trading on the New York Stock Exchange under the ticker symbol "LXP", Winthrop whose common shares are listed for trading on the New York Stock Exchange under the ticker symbol "FUR" and by VII Wells, which is an entity controlled by Starwood.

        Our principal office is located at Two Jericho Plaza, Wing A, Jericho, New York 11753 and our telephone number is (516) 822-0022. We are governed by a Management Committee consisting of three persons, Michael L. Ashner, the Executive Chairman and Director of Strategic Acquisitions of Lexington and the Chairman and Chief Executive Officer of Winthrop, T. Wilson Eglin, Lexington's Chief Executive Officer, and Jeffrey Laliberte, a Vice President in the Acquisitions Group at Starwood Capital Group. For certain information concerning members of our Management Committee, see Schedule I to this Supplement No. 1 to our Offer to Purchase.

        Available Information. Both Lexington and Winthrop are subject to the informational requirements of the Exchange Act and, in accordance therewith, are required to file reports relating to their respective business, financial condition and other matters. Both Lexington and Winthrop must disclose in their proxy statements distributed to their shareholders and filed with the Commission information as of particular dates concerning their respective trustees and officers and other matters. Lex-Win, VII Wells and each of the Starwood Funds (as defined below) are privately-held entities and are not generally subject to the information filing requirements of the Exchange Act, and are not generally required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, Lex-Win filed with the Commission a Tender Offer Statement on Schedule TO, as amended, together with exhibits, including this Supplement No. 1 to the Offer to Purchase, which provides certain additional information with respect to the Offer. That information is available for inspection at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 100 F Street, N.E., Washington, DC 20549. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the Commission's web site, www.sec.gov. You can also obtain information relating to Lexington at its website, www.lxp.com, information relating to Winthrop at its website, www.winthropreit.com, and information relating to Starwood at its website, www.starwoodcapital.com.

        Except for 24,085 shares owned by a charitable foundation established by Michael L. Ashner, neither Lex-Win nor any affiliate of ours or of Lexington, Winthrop, VII Wells or the Starwood Funds owns any shares of the Company.

        Starwood Funds. Each of Starwood Global Opportunity Fund VII-A, L.P. ("VII-A"), Starwood Global Opportunity Fund VII-B, L.P. ("VII-B"), Starwood U.S. Opportunity Fund VII-D, L.P. ("VII-D") and Starwood U.S. Opportunity Fund VII-D-2, L.P. ("VII-D-2") is a private investment fund organized as a limited partnership under the laws of the State of Delaware. VII-A, VII-B, VII-D and VII-D-2 are collectively referred to herein as the "Starwood Funds". The Starwood Funds have approximately $1,340,500,000 of committed capital (including both amounts that have been drawn and

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invested and commitments that remain outstanding). The Starwood Funds are all affiliates of each other and the principal business of each of them is real estate investment. The Starwood Funds collectively own a 100% equity interest in VII Wells. For certain information concerning the general partners of the Starwood Funds, see Schedule I to this Supplement No. 1 to our Offer to Purchase.

        The principal executive offices of each of the Starwood Funds are located at 591 West Putnam Avenue, Greenwich, CT 06830, and their telephone number is (203) 422-7700.

        VII Wells. VII Wells has been formed solely for the purpose of the Offer and does not conduct any unrelated activities. VII Wells owns a 33.333% equity interest in Lex-Win. Except as set forth herein, none of VII Wells, the Starwood Funds nor any of their executive officers, directors, general partners or controlling affiliates currently has any other relationship with Lex-Win.

        The principal executive offices of VII Wells are located at 591 West Putnam Avenue, Greenwich, CT 06830, and its telephone number is (203) 422-7700.

        Except as otherwise set forth herein, (i) none of Lex-Win, any member of our Management Committee, Lexington, Winthrop, VII Wells, the Starwood Funds or any affiliate, associate or majority-owned subsidiary thereof beneficially owns or has a right to acquire any shares, (ii) none of Lex-Win, any member of our Management Committee, Lexington, Winthrop, VII Wells, the Starwood Funds or any affiliate of any thereof, or any trustee, executive officer or subsidiary of Lexington, Winthrop, VII Wells or the Starwood Funds has effected any transaction in the shares within the past 60 days, (iii) none of Lex-Win, any member of our Management Committee, Lexington, Winthrop, VII Wells, the Starwood Funds or any affiliate of any thereof has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between Lex-Win, any member of our Management Committee, Lexington, Winthrop, VII Wells, the Starwood Funds or any affiliate of any thereof on the one hand, and the Company or its officers, directors or affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between Lex-Win, any member of our Management Committee, Lexington, Winthrop, VII Wells, the Starwood Funds or any affiliate of any thereof on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no member of our Management Committee, executive officer or trustee of Lexington, Winthrop, VII Wells or the Starwood Funds has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no member of our Management Committee, executive officer or trustee of Lexington, Winthrop, VII Wells or the Starwood Funds has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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SCHEDULE I

        Schedule I of our Offer to Purchase is hereby amended to read as follows:

CERTAIN INFORMATION REGARDING LEX-WIN'S MANAGEMENT COMMITTEE

Name	Business Experience
Michael L. Ashner Age 54	Mr. Ashner served as Chairman and the Chief Executive Officer of Newkirk Realty Trust, Inc. ("Newkirk") until consummation of the merger with Lexington, a position he held since June 2005. Since December 31, 2006, Mr. Ashner has serves as a trustee and Lexington's Executive Chairman and Director of Strategic Acquisitions. Mr. Ashner also serves as a trustee and the Chairman and Chief Executive Officer of Winthrop Realty Trust ("Winthrop"), positions he has held since January 2004. Since 1996 he has also served as the Chief Executive Officer of Winthrop Realty Partners, L.P., a real estate investment and management company. Mr. Ashner devotes the business time to us as is reasonably required to perform his duties. Mr. Ashner served as a director and Chief Executive Officer of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (collectively, the "Shelbourne Entities"), three real estate investment trusts, from August 2002 until their liquidation in April 2004. Mr. Ashner also serves on the board of directors of NBTY, Inc., a manufacturer and distributor of nutritional supplements.
T. Wilson Eglin Age 42
Mr. Eglin has served as Lexington's Chief Executive Officer since January 2003, Lexington's Chief Operating Officer since October 1993, Lexington's President since April 1996 and as a trustee since May 1994. He served as one of Lexington's Executive Vice Presidents from October 1993 to April 1996. Mr. Eglin also serves as Chief Executive Officer and President and a member of the Board of Directors of Lexington Strategic Asset Corp.
Jeffrey Laliberte Age 26
Jeffrey Laliberte currently serves as a Vice President in the Acquisitions Group at Starwood Capital Group, a real estate private equity firm based in Greenwich, Connecticut, a position he has held since 2003. Prior to joining Starwood Capital Group, Mr. Laliberte worked at Wells Fargo in their Real Estate Group, focused on debt origination in the residential and retail sectors. Mr. Laliberte holds a Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania.

Each of the foregoing individuals is a United States citizen.

CERTAIN INFORMATION REGARDING THE GENERAL PARTNERS OF
THE STARWOOD FUNDS

        SOF-VII Management, L.L.C., a limited liability company formed under the laws of Delaware, is the general partner of each of the Starwood Funds. SOF-VII Management, L.L.C.'s business address is 591 West Putnam Avenue, Greenwich, CT 06830 and its principal business is real estate investment.

        Starwood Capital Group Global, L.L.C., a limited liability company formed under the laws of Connecticut, is the general manager of SOF-VII Management, L.L.C. Starwood Capital Group Global, L.L.C.'s business address is 591 West Putnam Avenue, Greenwich, CT 06830 and its principal business is real estate investment.

        Barry S. Sternlicht is, and has been, the chairman and CEO of Starwood Capital Group Global, L.L.C. and its predecessor entities since its formation in 1991. Mr. Sternlicht is a citizen of the United States. Mr. Sternlicht's business address is 591 West Putnam Avenue, Greenwich, CT 06830 and his present principal occupation is that of private investor.

S-1

IMPORTANT

        Any stockholder desiring to tender any or all of such stockholder's shares should, prior to June 27, 2007, mail, deliver or telecopy to Mellon Investor Services LLC (the "Depositary") at the address set forth below (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper), including all required signature guarantees, and (b) any other documents required by the Letter of Transmittal.

Mellon Investor Services, LLC

By Registered Mail: Attn: Reorganization Dept. 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	By Hand: Attn: Reorganization Dept. 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310	By Overnight Courier: Attn: Reorganization Dept. 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners, Inc. (the "Information Agent"), at the address or facsimile number set forth below.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll-Free (800) 322-2885